 Exhibit 11


                     POTASH CORPORATION OF SASKATCHEWAN INC.
                        COMPUTATION OF PER SHARE EARNINGS
                     FOR THE NINE MONTHS ENDED SEPTEMBER 30

                   (Figures and amounts expressed in millions,
                    except per share and per option amounts)


                                                                                 2001           2000
                                                                              ----------    ----------
A    Net income as reported, Canadian GAAP                                    $    116.7    $    178.1

B    Items adjusting net income                                               $    (17.6)   $     (1.6)

C    Net income, US GAAP                                                      $     99.1    $    176.5

D    Weighted average number of shares outstanding                            51,867,000    52,651,000

E    Net additional shares issuable for fully diluted earnings per               316,000       269,000
     share calculation

     CANADIAN GAAP

     Basic earnings per share (A/D)                                           $     2.25    $     3.38

     Fully diluted earnings per share ((A/(D+E)                               $     2.24    $     3.36

     UNITED STATES GAAP

     Basic earnings per share (C/D)                                           $     1.91    $     3.35

     Fully diluted earnings per share ((C/(D+E))                              $     1.90    $     3.32